Exhibit 10.6

Execution Version

FIRST AMENDMENT TO AMENDED

AND RESTATED EMPLOYMENT AGREEMENT

This FIRST Amendment (this “Amendment”) is between Audacy Services, LLC for the benefit of Audacy, Inc. (the “Company”), and David J. Field (“Executive” or “You”) and amends the Amended and Restated Employment Agreement, effective as of January 1, 2022 (the “Employment Agreement”), and is entered into as of January 5, 2024 (the “Effective Date”) however, certain provisions as indicated below will only become effective on the date the Chapter 11 plan implementing the restructuring transactions contemplated by that certain restructuring support agreement between Audacy, Inc. and the applicable first lien lenders becomes effective (the “Chapter 11 Effective Date”).

WHEREAS, the parties desire to amend the Employment Agreement; and

NOW THEREFORE, in consideration of the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Employment Agreement as follows:

1.	Amendments to Employment Agreement:

1.1 Upon the Effective Date, with regard to Section 4.2 of the Employment Agreement, the parties acknowledge that in consideration of Executive receiving the KERP Bonus (paid pursuant to the Letter Agreement dated June 19, 2023, between you and the Company), Executive shall not be eligible to receive an annual bonus with respect to 2023. To the extent Executive becomes eligible for benefits under Section 11.2 or 11.3 of the Employment Agreement in connection with a qualifying termination, the Annual Bonus amount with respect to calendar year 2023, for purposes of determining such severance benefits, shall be deemed to be equal to the amount of the June 2023 KERP Bonus.

1.2 Section 2 of the Employment Agreement (titled “Executive’s Services and Duties”) is hereby amended to add the following new sections:

“2.4 In connection with the consummation of the financial restructuring transactions described above, the Company is expected to be reorganized (such reorganized entity, the “Reorganized Company”).

2.4.1 Following the Effective Date, Executive shall serve in a consulting role to the Company’s lenders to assist in their selection of the members of the Reorganized Board (defined below), but Executive shall not have a voting role with respect to the appointment of such individuals.

2.4.2 Following the Chapter 11 Effective Date and during Executive’s employment with the Reorganized Company, it shall take such actions as are necessary to elect Executive to the Board of Directors (the “Reorganized Board”) of the Reorganized Company.

2.4.3 Following the Chapter 11 Effective Date, the Reorganized Company and Executive may negotiate, a new long-term employment agreement on terms mutually agreeable to the Executive and the Reorganized Company. If a long-term employment agreement (the “Post-Emergence Employment Agreement”) is entered into within one hundred twenty (120) days of the Chapter 11 Effective Date, the Post-Emergence Employment Agreement shall supersede and replace any prior understandings, representations or agreements, whether oral or written, concerning the subject matter therein, including but not limited to the Employment Agreement as Amended.

2.4.4 If a Post-Emergence Employment Agreement is not agreed within one hundred twenty (120) days of the Chapter 11 Effective Date, Executive may terminate his employment by providing written notice to the Company no earlier than one-hundred-twenty (120) days and no later than one-hundred-fifty (150) days following the Chapter 11 Effective Date (the “Reorganization Resignation”), and upon such termination, the automatic renewal provisions of Section 3 of the Employment Agreement shall cease to apply. However, Executive will continue to perform his duties as Chief Executive Officer of the Reorganized Company through the earlier of (i) one-hundred-fifty days following the date of the Reorganization Resignation; or (ii) the date a successor is appointed to his position as Chief Executive Officer (the “Transition Period”). During the Transition Period, the Reorganized Company will continue to pay Executive his Base Compensation (at the annual rate in effect immediately prior to the Reorganization Resignation) (though for the avoidance of doubt, the Executive will no longer be eligible to receive any Annual Bonus or prorated portion thereof). Upon the expiration of the Transition Period, subject to the release of claims requirement described in Section 11.5, the Reorganized Company shall pay to the Executive the sum of (i) two (2) years’ Base Compensation; and (ii) $2,000,000, payable in a lump sum within thirty (30) days after Executive’s “separation from service” (within the meaning of Section 409A of the Code and the regulations thereunder) (or, if later, on the first payroll date after the release of claims becomes irrevocable) (the “Post-Effective Severance”). The parties agree and acknowledge that a termination pursuant to this Section 2.4.4 of this Amendment shall be deemed not to be a termination subject to Section 11.2 of the Employment Agreement as Amended.

2.4.5 Notwithstanding anything to the contrary herein, the Reorganized Company may terminate Executive’s employment at any time following the Chapter 11 Effective Date, in which case Executive shall assist with transition as reasonably requested. The Reorganized Company will continue to pay Executive his Base Compensation (at the annual rate in effect immediately prior to the notice of termination of his employment) through the later of: (i) one-hundred-fifty (150) days following the date of the notice of termination, or (ii) December 31, 2024. Following Executive’s termination of employment pursuant to this Section 2.4.5, subject to the release of claims requirement described in Section 11.5, the Reorganized Company will pay Executive (i) the Post-Effective Severance and (ii) any earned Annual Bonus for the calendar year in which termination occurs, prorated to reflect the number of days through the last day of the calendar month of the year in which such termination occurs, payable in a lump sum within sixty (60) days after Executive’s “separation from service” (or, if later, on the first payroll date after the release of claims becomes irrevocable). (For example, if Executive is terminated on September 30, 2024 and the Reorganized Company’s EBITDA for 2024 through September 30, 2024 equals 98% of its budgeted EBITDA for the same period, the earned Annual Bonus would be determined by the Reorganized Company’s executive corporate bonus program grid, as approved by its Board of Directors on January 4, 2024, interpolated at the 98% level inclusive of the 75% Company performance and the 25% subjective/objective components and prorated for the portion of the year that Executive is employed by the Reorganized Company.).

1.3 Section 11.2 (“Cause or Voluntary Termination without Good Reason”) is amended to read in its entirety:

“11.2 Cause or Voluntary Termination without Good Reason or Pursuant 2.4.4.” If at any time Executive’s employment hereunder shall be terminated for Cause or if Executive voluntarily terminates his employment other than (a) for Good Reason, or (b) pursuant to Section 2.4.4 of the First Amendment, then Employer shall pay Executive the Accrued Rights.”

1.4 The following Sections of the Agreement are struck and replaced by “[Reserved]” Section 11.3.2, Section 11.3.3, Section 11.3.5 and Section 11.4.

2.	Effect of Amendment. All terms and provisions of the Employment Agreement not expressly modified herein shall remain in full force and effect and are binding on you and the Company.

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first set forth above.

Audacy Services, LLC (For the benefit of Audacy, Inc.)

By:	/s/ Andrew P. Sutor, IV
Name:	Andrew P. Sutor, IV
Title:	Executive Vice President

Date:	1/5/2024

David J. Field

/s/ David J. Field
Date: 1/5/2024

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